                                   EXHIBIT 4


                                VOTING AGREEMENT


         This VOTING AGREEMENT (the "Agreement"), dated as of June 20, 2002 is entered into by and between Nortek, Inc., a Delaware corporation ("Nortek" and, for the period prior to the Holding Company Merger Effective Time (as defined in the Holding Company Merger Agreement (as defined in the Recapitalization Agreement (as defined below)), the "Company"), K Holdings, Inc., a Delaware corporation ("K Holdings"), and Richard L. Bready (the "Stockholder").

         WHEREAS, Nortek, Inc., Nortek Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Nortek ("Nortek Holdings" and, from and after the Holding Company Merger Effective Time, the "Company"), and K Holdings have entered into an Agreement and Plan of Recapitalization, dated as of the date of this Agreement (the "Recapitalization Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to consummate the Transactions (as defined therein);

         WHEREAS, as of the date hereof (or, after the Holding Company Merger, as of such date), the Stockholder is (or will be, in the case of the period after the Holding Company Merger) (i) the record and beneficial owner of, and has the sole right to vote and dispose of, 258,150 shares of common stock, par value $1.00 per share, of the Company (the "Common Stock") and 373,182 shares of special common stock, par value $1.00 per share, of the Company (the "Special Common Stock," and together with the Common Stock, the "Shares"), and (ii) is the owner of options to acquire 150,000 shares of Common Stock and options to acquire 1,248,849 shares of Special Common Stock (each, an "Option"); it being understood that the term "Shares" shall not under any circumstances or for any purpose under this Agreement, including with respect to the agreement to vote any Shares of the Company or grant any proxy with respect thereto, be deemed to refer to or include shares of Common Stock or Special Common Stock beneficial ownership of which may be attributed to the Stockholder, or which the Stockholder has the right to vote, solely as a result of his serving as a trustee with respect to an employee benefit plan of the Company (collectively, "Benefit Plan Shares"); and

         WHEREAS, as a condition to its willingness to enter into the Recapitalization Agreement, K Holdings, Nortek and Nortek Holdings have required that the



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
Stockholder agree, and the Stockholder is willing to agree, to the matters set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

1.    Voting of Shares.

      1.1 Voting Agreement. For so long as the Recapitalization Agreement is in effect, the Stockholder hereby agrees to vote (or cause to be voted) all of the Shares, at any annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise, which the Stockholder has the right to so vote:

            (i) in favor of the approval of the Recapitalization Agreement, the Transactions, including the Charter Amendment, and any actions required in furtherance thereof;

            (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under this Agreement, the Recapitalization Agreement, the Exchange Agreement (as defined in the Recapitalization Agreement) or any other agreement contemplated hereby or thereby;

            (iii) against (A) any extraordinary corporate transaction, such as a merger, consolidation, share exchange, rights offering, reorganization, recapitalization, reclassification or liquidation involving the Company or any of its subsidiaries other than the Transactions, (B) a sale, lease, exchange, transfer or other disposition of at least 20% of the assets of the Company and its Subsidiaries, taken as a whole in a single or a series of related transactions, (C) the acquisition, directly or indirectly, by any person of beneficial ownership of 20% or more of the Common Stock or Special Common Stock, whether by merger, consolidation, share exchange, business combination, tender offer, exchange offer, or otherwise, taken as a whole in a single or a series of related transactions, or (D) any action that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone or adversely affect the consummation of the Transactions;


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            (iv)  against any change in the composition of the Board of
      Directors of the Company, other than as contemplated by the Recapitalization Agreement; and

            (v) against any amendment to the Certificate of Incorporation or by-laws of the Company, other than as contemplated by the Recapitalization Agreement.

      1.2 Irrevocable Proxy. Stockholder constitutes and appoints K Holdings and each of its executive officers and, for the purpose of the vote set forth in
Section 1.1(i) hereof (if, but only if, K Holdings and Stockholder fail to vote in favor of the matters set forth in Section 1.1(i) hereof), such designees as the Special Committee (as defined in the Recapitalization Agreement) may appoint, from and after the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement pursuant to Section 9 (at which point such constitution and appointment shall automatically be revoked) as Stockholder's attorney, agent and proxy (such constitution and appointment, the "Irrevocable Proxy"), with full power of substitution, to vote and otherwise act with respect to all Stockholder's Shares at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), and in any action by written consent of the stockholders of the Company, on the matters and in the manner specified in Section 1.1. THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM STOCKHOLDER MAY TRANSFER ANY OF ITS SHARES IN BREACH OF THIS AGREEMENT. Stockholder hereby revokes all other proxies and powers of attorney with respect to all of Stockholder's Shares that may have heretofore been appointed or granted, and no subsequent proxy or power of attorney shall be given (and if given, shall not be effective) by Stockholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of Stockholder and any obligation of Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of Stockholder. It is understood and agreed that K Holdings and, for purposes of the vote set forth in Section 1.1(i), the Special Committee, does not intend to use such Irrevocable Proxy unless the Stockholder fails to comply with Section 1.1 hereof and that, to the extent K Holdings or the Special Committee uses such Irrevocable Proxy, it only intends to vote such Shares with respect to the matters specified in, and in accordance with the provisions of, Section 1.1 or, in the case of the Special Committee, Section 1.1(i) hereof.


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

      1.3 Fiduciary Responsibilities. Subject to Section 6 hereof, notwithstanding any other provision of this Agreement to the contrary, nothing contained in this Agreement shall limit the rights and obligations of the Stockholder in his capacity as a director or officer of the Company from taking any action solely in his capacity as a director or officer of the Company, and no action taken by the Stockholder in any such capacity shall be deemed to constitute a breach of any provision of this Agreement.

2. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Nortek and K Holdings as follows:

      2.1 Binding Agreement. The Stockholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Stockholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

      2.2 No Conflict. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of the Stockholder's obligations hereunder will, (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to the Stockholder's Shares or Options, (b) require any material consent, authorization or approval of any person other than a governmental entity, or (c) violate or conflict with any writ, injunction or decree applicable to the Stockholder or the Stockholder's Shares or Options.

      2.3 Ownership of Shares. The Stockholder is the record and "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Agreement) of the number of Shares set forth in the recitals hereto and is the owner of the number of Options set forth in the recitals hereto, in each case free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction


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
on the right to vote, sell or otherwise dispose of the Shares or Options). Except as provided for in the Recapitalization Agreement and the Transactions, there are no outstanding options or other rights to acquire from the Stockholder, or obligations of the Stockholder to sell or to dispose of, any Shares or Options. The Stockholder holds exclusive power to vote the number of Shares set forth in the recitals hereto, subject to the limitations set forth in
Section 1 of this Agreement. As of the date of this Agreement, the number of Shares and Options set forth in the recitals hereto represents all of the shares of capital stock of the Company beneficially owned by the Stockholder, other than Benefit Plan Shares.

3. Representations and Warranties of K Holdings. K Holdings represents and warrants to Nortek and the Stockholder as follows:

      3.1 Binding Agreement. K Holdings is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Recapitalization Agreement by K Holdings and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of K Holdings, and no other corporate proceedings on the part of K Holdings are necessary to authorize the execution, delivery and performance of this Agreement and the Recapitalization Agreement by K Holdings and the consummation of the transactions contemplated hereby and thereby. K Holdings has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of K Holdings, enforceable against K Holdings in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

      3.2 No Conflict. Neither the execution and delivery of this Agreement, the consummation by K Holdings of the transactions contemplated hereby, nor the compliance by K Holdings with any of the provisions hereof will (a) conflict with or result in a breach of any provision of its certificate of incorporation or by-laws, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding, (c) require any material consent, authorization or approval of any person other than a governmental entity, or (d) violate or conflict with any writ, injunction or decree applicable to K Holdings.

4. Representations and Warranties of Nortek. Nortek represents and warrants to the Stockholder and K Holdings as follows:

      4.1 Binding Agreement. Nortek is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Recapitalization Agreement by Nortek and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Nortek (upon the recommendation of the Special Committee (as defined in the Recapitalization Agreement)), and no other corporate proceedings on the part of Nortek are necessary to authorize the execution, delivery and performance of this Agreement and the Recapitalization Agreement by Nortek and the consummation of the transactions contemplated hereby and thereby. Nortek has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of Nortek, enforceable against Nortek in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

      4.2 No Conflict. Neither the execution and delivery of this Agreement, the consummation by Nortek of the transactions contemplated hereby, nor the compliance by Nortek with any of the provisions hereof will (a) conflict with or result in a breach of any provision of its certificate of incorporation or by-laws, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding, (c) require any material consent, authorization or approval of any person other than a governmental entity, or (d) violate or conflict with any writ, injunction or decree applicable to Nortek.

5. Transfer and Other Restrictions. For so long as the Recapitalization Agreement is in effect:

      5.1 Certain Prohibited Transfers. The Stockholder agrees not to, except as provided for in the Recapitalization Agreement and the Transactions:


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
            (a) sell, sell short, transfer (including gift), pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any Shares or Options or any interest contained therein, other than pursuant to this Agreement;

            (b) grant any proxies or power of attorney or enter into a voting agreement or other arrangement with respect to any Shares or Options, other than this Agreement; or

            (c)   deposit any Shares or Options into a voting trust;

provided, however, that Stockholder may transfer up to 10,000 Shares for estate planning purposes or to a nationally or state recognized charitable organization if, in each case, (i) Stockholder obtains the prior written consent of K Holdings and the Company, which consent shall not be unreasonably withheld, and
(ii) any such proposed transferee first agrees in writing to be bound by the terms of this Agreement with respect to such Shares to be transferred to it, including by executing any documentation requested by K Holdings or the Company in connection therewith.

      5.2 Additional Shares. Without limiting the provisions of the Recapitalization Agreement, in the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting the Stockholder's Shares or (ii) the Stockholder shall become the beneficial owner or record owner of any additional shares of capital stock of the Company, including pursuant to the exercise of options, or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1 hereof, in each case, then the terms of this Agreement shall apply to the shares of capital stock or other securities of the Company held by the Stockholder immediately following the effectiveness of the events described in clause (i), or the Stockholder becoming the beneficial or record owner thereof, as described in clause (ii), as though they were Shares of the Stockholder hereunder. The Stockholder hereby agrees, while this Agreement is in effect, to notify Nortek and K Holdings of the number of any new Shares or Options acquired by the Stockholder, if any, after the date hereof.

6. No Solicitation. During the term of this Agreement, the Stockholder shall not (whether directly or indirectly through its advisors, agents or other intermediaries), engage in any conduct described in Section 5.4(a)(x)-(y) of the Recapitalization


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Agreement, except to the extent Stockholder is specifically directed to engage in any such conduct by the Board of Directors of the Company.

7. Brokerage. Except as set forth on Section 3.20 to the Company Disclosure Schedule (as defined in the Recapitalization Agreement), the Stockholder represents and warrants that there are no claims for finder's fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby. The Stockholder will indemnify and hold harmless both Nortek and K Holdings from and against any and all claims or liabilities for finder's fees or brokerage commissions or other like payments incurred by the Stockholder by reason of any action taken by the Stockholder.

8. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to specific performance of the terms hereof in addition to any other remedy which may be available at law or in equity.

9. Termination. This Agreement shall terminate on the earliest of (i) the termination of the Recapitalization Agreement in accordance with its terms, (ii) the agreement of Nortek, K Holdings and the Stockholder to terminate this Agreement, and (iii) the consummation of the Transactions (as defined in the Recapitalization Agreement). Termination shall not relieve any party from liability for any intentional breach of its obligations hereunder committed prior to such termination.

10. Survival. The representations and warranties of the parties contained in this Agreement shall terminate upon the consummation of the Transactions.
Section 7 hereof shall survive in accordance with its terms.

11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):


                       If to the Company, to:


                       Nortek, Inc.
                       50 Kennedy Plaza


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
                           Providence, RI 02903
                           Attention:  Kevin W. Donnelly
                           Telephone:  401-751-1600
                           Facsimile:  401-751-4610


                           with a copy to:


                           Ropes & Gray
                           One International Place
                           Boston, Mass 02110
                           Attention:  John Ayer
                           Telephone:  617-951-7000
                           Facsimile:  617-951-7050


                           and a copy to:


                           Cleary, Gottlieb, Steen & Hamilton
                           One Liberty Plaza
                           New York, New York 10006
                           Attention:  Daniel S. Sternberg, Esq.
                           Telephone:  212-225-2000
                           Facsimile:  212-225-3999


                           If to K Holdings, to:


                           c/o Kelso & Company, L.P.
                           320 Park Avenue
                           New York, NY 10022
                           Attention:  James J. Connors II
                           Telephone:  212-751-3939
                           Facsimile:  212-223-2379


                           with a copy to:


                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York 10036
                           Attention:  Lou R. Kling, Esq.
                           Telephone:  212-735-3000
                           Facsimile:  212-735-2000

                           If to the Stockholder, to:


                           Richard L. Bready


                           with a copy to:


                           Ropes & Gray (as set forth above)


12. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's Shares and Options and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares or Options shall pass, whether by operation of law or otherwise.

13.   No Waiver. K Holdings agrees not to waive the conditions set forth in
Section 6.3(d) of the Recapitalization Agreement without the prior written consent of Stockholder.

14. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

15. Consideration. This Agreement is granted in consideration of the execution and delivery of the Recapitalization Agreement by Nortek, Nortek Holdings and K Holdings.

16. Amendment; Release. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

17. Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto, except that K Holdings may assign its rights under this Agreement to the same extent that it may assign its rights under the Recapitalization Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.


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
18. Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

20. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

21. Headings; Capitalized Terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Recapitalization Agreement.

22. Further Assurances. The Stockholder shall, upon request of K Holdings or the Company, execute and deliver any additional documents and take such actions as may reasonably be deemed by K Holdings or the Company to be necessary or desirable to carry out the provisions hereof.


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
                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Stockholder, a duly authorized officer of Nortek, and a duly authorized officer of K Holdings on the day and year first written above.


                                                 NORTEK, INC.

                                                 By: /s/ Kevin W. Donnelly
                                                     ---------------------------
                                                 Name:  Kevin W. Donnelly
                                                 Title: Vice President and
                                                        General Counsel





                                                 K HOLDINGS, INC.

                                                 By: /s/ James J. Connors, II
                                                     ---------------------------
                                                 Name:  James J. Connors, II
                                                 Title: Vice President





                                                 RICHARD L. BREADY

                                                   /s/ Richard L. Bready
                                                   -----------------------------


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